EXHIBIT 5.1

SHUMAKER, LOOP & KENDRICK, LLP
101 E. Kennedy Boulevard, 21st Flr.
Tampa, FL 33602

August 23, 2006

VIA ELECTRONIC TRANSMISSION

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Familymeds Group, Inc.
Form S-3 Registration Statement (File No. 333- )

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Familymeds Group, Inc., a Nevada corporation (the “Company”), with the United States Securities and Exchange Commission. The Registration Statement relates to the sale, from time to time, by certain stockholders of the Company (the "Selling Stockholders") identified in the prospectus included in the Registration Statement (the "Prospectus") of up to an aggregate of 8,372,344 shares of the Company's common stock (the "Shares"). Of such total Shares, 4,015,981 Shares are currently issued and outstanding and the remaining 4,356,363 Shares are issuable upon the exercise of certain issued and outstanding warrants (the "Warrants"), as more specifically described in the Prospectus.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that (a) the 4,015,981 Shares currently issued and outstanding have been validly issued and are fully paid and nonassessable and (b) the 4,218,523 Shares issuable on exercise of the Warrants will be, when issued and delivered in accordance with the terms of the Warrants, including but not limited to payment in full of the exercise price for such Shares, validly issued, fully paid, and nonassessable.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the United States Securities and Exchange Commission.

Shumaker, Loop & Kendrick, LLP